Exhibit 99.1

Appliance Recycling Centers of America, Inc.

7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America Reports Second Quarter Results

Same-Store ApplianceSmart Sales Up 27%

Minneapolis, MN—August 12, 2003—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported revenues of $10,722,000 for the second quarter of 2003 ended June 28, down from $11,734,000 in the year-earlier period.  The Company also reported a net loss of $475,000 or $0.20 per  diluted share, compared to earnings of $537,000 or $0.16 per diluted share in the second quarter of 2002.

For the first six months of 2003, revenues totaled $20,748,000, compared to $23,433,000 in the same period of 2002.  ARCA’s first half net loss came to $1,292,000 or $0.55 per diluted share, compared to earnings of $775,000 or $0.23 per diluted share last year.

Second quarter same-store sales of the seven ApplianceSmart factory outlets that were open during the complete second quarters of 2003 and 2002 were up 27%.  Total retail sales increased 18% for the quarter, driven in part by a strong contribution from the Champlin, Minnesota, outlet that opened in this year’s first quarter.  The Champlin factory outlet, designed as a warehouse environment in an excellent, high-traffic location, has performed exceptionally well since its opening.

The strong continued growth of the ApplianceSmart operation did not offset the anticipated drop in appliance recycling revenues.  Total recycling revenues decreased by 51% for the second quarter of 2003, compared to the same period in 2002.  In last year’s second quarter, recycling revenues were generated by two California energy conservation programs, one of which was started in response to the energy crisis affecting California in 2001.  With the passing of California’s energy crisis, only an ongoing statewide program is now operating, which is being conducted under an extension of the 2002 program pending final action by Southern California Edison on the 2003 program.  As a result, ARCA’s recycling volumes declined significantly during this year’s first half in comparison to the first six months of 2002.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “We are extremely encouraged by ApplianceSmart’s strong ongoing performance.  Attained amid sluggish economic conditions, the strength of our retail sales is lending further credence to the validity of ApplianceSmart’s special-buy retail concept.  As previously reported, we completed the restructuring of ApplianceSmart’s Ohio business by closing our two outlets in the underperforming Dayton market and by strengthening the management and systems of our Columbus operations.  We are now starting to see the initial positive results from these actions.  Having successfully dealt with this issue, we are now evaluating locations for our next ApplianceSmart factory outlet.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of July 2003, ApplianceSmart was operating  eight factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; and one in Los Angeles.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
2nd Quarter 2003 Results

(000’s omitted except for per-share amounts)

	Three months ended		Six months ended
	June 28	June 29	June 28	June 29
	2003	2002	2003	2002
Revenues
Retail	$8,410	$7,145	$17,038	$14,482
Recycling	2,078	4,204	3,393	8,304
ByProduct	234	385	317	647

Total revenues	10,722	11,734	20,748	23,433

Cost of revenues	7,942	7,245	15,538	14,970
Gross profit	2,780	4,489	5,210	8,463

Selling, General & Administrative Expenses	3,289	3,339	6,798	6,658
Operating income (loss)	(509)	1,150	(1,588)	1,805

Other Income (Expense)
Other income (expense)	(11)	10	(1)	17
Interest expense	(191)	(263)	(360)	(528)
Income (loss) before provision for income taxes	(711)	897	(1,949)	1,294

Provision (Benefit) for Income Taxes	(236)	360	(657)	519

Net income (loss)	$(475)	$537	$(1,292)	$775

Basic Income (Loss) per Common Share	$(0.20)	$0.23	$(0.55)	$0.33

Diluted Income (Loss) per Common Share	$(0.20)	$0.16	$(0.55)	$0.23

Basic Weighted average no. of common shares outstanding	2,344	2,320	2,340	2,316

Diluted Weighted average no. of common shares outstanding	2,344	3,291	2,340	3,303